                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)


                                                                   All Companies Consolidated
                                                                     Year ended December 31,
                                                   -------------------------------------------------------------
                                                      1997         1996         1995         1994         1993
                                                   ---------    ---------    ---------    ---------     --------
Income from continuing operations,
   before income taxes and cumulative
   effect of accounting changes                    $   1,752    $     487    $     551    $     210     $    170
Interest                                                 163          118            -            -            -
Portion of rentals deemed to be interest                  55           45           33           32           40
                                                   ---------    ---------    ---------    ---------     --------
Income available for fixed charges                 $   1,970    $     650    $     584    $     242     $    210
                                                   =========    =========    =========    =========     ========

Fixed charges:
     Interest                                      $     163    $     118    $       -    $       -     $      -
     Portion of rentals deemed to be interest             55           45           33           32           40
                                                   ---------    ---------    ---------    ---------     --------
Total fixed charges                                $     218    $     163    $      33    $      32     $     40
                                                   =========    =========    =========    =========     ========

Ratio of earnings to fixed charges                     9.04x         3.99x       17.53x        7.56x        5.29x
                                                   --------     ---------    ---------    ---------     --------


The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.